UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2008

ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 Tower Parkway Lincolnshire, IL 60069		60069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 541-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5—Corporate Governance and Management

Item 5.02.—Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2008, ACCO Brands Corporation (the “Company”) entered into an agreement and general release with Dennis L. Chandler, whose service with the Company as its President, Global Market Development and Trading Companies, terminated on August 27, 2008.  Pursuant to the agreement, Mr. Chandler will receive the amounts and benefits he is entitled to receive pursuant to the Company’s existing Executive Severance Plan under its ordinary course (without cause) termination provisions.  The material terms of such provisions are described in the Company’s proxy statement for its 2008 annual meeting.  In addition, the Company agreed to an additional $110,000 in severance benefits and the extension of health and medical benefits on a cost sharing basis to Mr. Chandler’s dependents in the event of Mr. Chandler’s death during his 21-month severance period.  The Company also agreed to cause the 21,000 restricted stock units granted to Mr. Chandler in December 2005 to vest and convert to shares of Company common stock in December 2008, when they otherwise would have vested in the ordinary course, without the requirement that Mr. Chandler be an employee of the Company at the time of vesting.  The treatment of other outstanding equity awards at the time of his termination will be governed by the terms of the applicable award agreement.

The foregoing summary of the material provisions of the agreement with Mr. Chandler does not purport to be complete and is qualified in its entirety by reference to the agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.  A copy of the Executive Severance Plan was filed with the Company’s Form 8-K filed with the Securities and Exchange Commission on November 29, 2007.

Section 9—Financial Statements and Exhibits

Item 9.01—Financial Statements and Exhibits.

(d)           Exhibits

10.1	Agreement and General Release between the Company and Dennis L. Chandler, effective September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)
Date: September 30, 2008	By:	/s/Steven Rubin
Name:	Steven Rubin
Title:	Senior Vice President, Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit

10.1	Agreement and General Release between the Company and Dennis L. Chandler, effective September 30, 2008.